FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR SECOND QUARTER 2014
DILUTED EARNINGS PER SHARE OF $0.26
INCLUDING EFFECT OF $0.10 PER SHARE OF ACQUISITION AMORTIZATION

•	Company provides Fiscal Year 2014 Revised Non-GAAP EPS Guidance in the Range of $0.95 - $1.15 Per Share

•	Sales of Next Generation Products Reach $303.0 million in the Quarter, Representing 49.9% Growth vs Prior Year Quarter

NEW YORK, October 22, 2013 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that reported diluted earnings per share equaled $0.26 in the second quarter of fiscal 2014.  Reported diluted earnings per share in the second quarter of fiscal 2013 were $0.08.  Excluding acquisition related amortization and specified items, non-GAAP EPS in the second fiscal quarter of 2014 equaled $0.36 compared with $0.15 per share in the second quarter of fiscal 2013.

Chief Executive Officer and President

"There is rejuvenation underway at Forest as we return to growth.  We have a motivated and talented workforce, we are launching new products and we are developing new drugs to drive future growth. This quarter sales increased 17% and non-GAAP earnings per share more than doubled," said Brent Saunders, CEO & President. "To make Forest more relevant to all of our key stakeholders - customers & patients; owners; partners and colleagues - we are conducting a thorough review of our business operations and evaluating changes to our strategy."

Product Sales Performance

Net sales for the quarter increased 17.3% to $811.4 million, from $692.0 million in the prior year quarter.  The increase in sales was driven by sales of the Company’s next generation products which totaled $303.0 million, an increase of 49.9% compared with the second quarter of fiscal 2013. Namenda franchise sales increased $40.3 million or 11.0% compared with the second quarter of fiscal 2013.

Central Nervous System Franchise

•
Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate to severe Alzheimer’s disease, recorded sales of $396.3 million during the quarter, an increase of 7.8% from last year’s second quarter.  Namenda XR™ (once-daily memantine HCl), recorded sales of $11.5 million during the quarter.  Namenda XR was launched in June 2013 and recorded sales of $14.0 million during the fiscal 2014 first quarter.  Pursuant to the requirements of a Pediatric Written Request from the FDA, the Company has conducted clinical studies to evaluate the safety and effectiveness of memantine in the treatment of autism.

•
Viibryd® (vilazodone HCl), a selective serotonin reuptake inhibitor (SSRI) and a partial agonist at serotonergic 5-HT1A receptors for the treatment of adults with major depressive disorder, recorded sales of $47.4 million during the quarter, an increase of 18.9% from last year’s second quarter.

Respiratory Franchise

•
Daliresp® (roflumilast), a PDE4 enzyme inhibitor for the treatment to reduce the risk of exacerbations in patients with chronic obstructive pulmonary disease (COPD), recorded sales of $24.5 million for the quarter, an increase of 25.4% from last year’s second quarter.

•
Tudorza® (aclidinium bromide inhalation powder), an anticholinergic indicated for the long-term maintenance treatment of bronchospasm associated with COPD, recorded sales of $16.7 million during the quarter.  Tudorza was launched in December 2012 and recorded sales of $15.9 million during the fiscal 2014 first quarter.

Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, recorded sales of $130.0 million, an increase of 22.1% over the year-ago period.

Linzess® (linaclotide), a guanylate cyclase agonist for the treatment of both irritable bowel syndrome with constipation and chronic idiopathic constipation in adults, recorded sales of $34.4 million during the quarter.  Linzess was launched in December 2012 and recorded sales of $28.8 million during the fiscal 2014 first quarter.

Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor for the management of fibromyalgia, recorded sales of $23.5 million, a decrease of 10.4% from last year’s second quarter.

Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin antibiotic for the treatment of adults with community-acquired bacterial pneumonia and with acute bacterial skin and skin structure infections, recorded sales of $14.9 million, an increase of 48.9% over last year’s second quarter.

Contract Revenue was $36.0 million in the current quarter compared to $54.3 million in the prior year second quarter.  Benicar® (olmesartan medoxomil) co-promotion income totaled $35.0 million, an increase of $4.8 million, compared to $30.2 million in last year’s second quarter.  Per the agreement with Daichi Sankyo, Forest’s active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company receives a residual royalty until the end of March 2014.  Last year’s second quarter also included $22.7 million in royalties from Mylan, Inc. on its sales of generic Lexapro.

Cost of Sales as a percentage of sales was 20.2% compared with 21.6% in last year’s second quarter.

Selling, General and Administrative expense for the current quarter was $408.6 million as compared to $374.9 million in the year-ago quarter.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products: Namenda XR, Linzess, Tudorza, Viibryd, Daliresp and Teflaro.

Research and Development for the current quarter was $191.4 million compared with $202.8 million in last year’s second quarter.  The current quarter included $10.0 million in development milestone expenses.  There were no development milestone payments in the prior year quarter.

Income Tax Expense for the quarter was $21.6 million, reflecting a quarterly effective tax rate of 23.6%.

Reported Net Income for the quarter ended September 30, 2013 was $70.0 million or $0.26 per diluted share compared to $20.8 million or $0.08 per diluted share reported for last year’s second quarter.

Diluted Weighted Average Shares Outstanding at September 30, 2013 were approximately 270,825,000.

Six Month Results

Revenues for the six months ended September 30, 2013 increased 6.7% to $1,688.2 million compared to $1,581.8 million in the prior year.

Net income for the six months ended September 30, 2013 increased 22.6% to $93.3 million compared to $76.1 million in the prior year six month period.  Reported diluted GAAP earnings per share increased 25.0% to $0.35 per share in the current year’s six months as compared to diluted earnings per share of $0.28 per share in last year’s six months.

Fiscal 2014 Guidance

The Company now expects that Non-GAAP earnings per share for the fiscal year ending March 31, 2014 will be in the range of $0.95 to $1.15.  Research and development spend is now expected to be approximately $800 million for the year.

Use of Non-GAAP Financial Information

Forest provides non-GAAP financial measures as alternative views of the Company’s performance.  These measures exclude certain items (including costs, expenses, gains/(losses) and other specified items) due to their significant and/or unusual individual nature and the impact they have on the analysis of underlying business performance and trends.  Management reviews these items individually and believes excluding these items provides information that enhances investors’ understanding of the Company’s financial performance.  Non-GAAP financial measures should be considered in addition to, but not in lieu of, net income and EPS prepared in accordance with accounting principles generally accepted in the United States (GAAP).  Non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted income and its components and EPS (unlike GAAP net income and its components and EPS) may not be comparable to the calculation of similar measures of other companies.  Non-GAAP adjusted income and its components and EPS are presented solely to permit investors to more fully understand how management assesses performance.  A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows:

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Forest Laboratories, Inc.
Specified Items
For the Three and Six Months Ended September 30, 2013 and 2012

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(In thousands)	2013	2012	2013	2012

Amortization arising from business combinations and acquisitions of product rights	$11,701	$8,926	$23,747	$17,784
Impact of specified items on Cost of goods sold	11,701	8,926	23,747	17,784

Amortization arising from business combinations and acquisitions of product rights	14,913	10,966	28,937	21,905
Write-off of Nabriva note receivable	--	--	26,182	--
Impact of specified items on Selling, general and administrative	14,913	10,966	55,119	21,905

Increase to pre-tax income	26,614	19,892	78,866	39,689

Income tax impact of specified items	--	--	--	--

Increase to net earnings	$26,614	$19,892	$78,866	$39,689

Forest Laboratories, Inc.
Reconciliation of Certain GAAP Line Items to Non-GAAP Line Items
For the Three and Six Months Ended September 30, 2013 and 2012

	Three Months Ended
	September 30, 2013
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$691,537	$11,701	$703,238
Selling, general and administrative	408,564	14,913	393,651
Research and development	191,358	–	191,358
Earnings before provision for taxes	91,615	26,614	118,229
Provision for taxes	21,628	–	21,628
Earnings after provision for taxes	$69,987	$26,614	$96,601
Weighted average number of shares outstanding:	270,825	–	270,825

	Three Months Ended
	September 30, 2012
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$610,914	$8,926	$619,840
Selling, general and administrative	374,889	10,966	363,923
Research and development	202,839	–	202,839
Earnings before provision for taxes	33,186	19,892	53,078
Provision for taxes	12,409	–	12,409
Earnings after provision for taxes	$20,777	$19,892	$40,669
Weighted average number of shares outstanding:	267,169	–	267,169

	Six Months Ended
	September 30, 2013
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$1,359,105	$23,747	$1,382,852
Selling, general and administrative	852,427	55,119	797,308
Research and development	376,782	–	376,782
Earnings before provision for taxes	129,896	78,866	208,762
Provision for taxes	36,631	–	36,631
Earnings after provision for taxes	$93,265	$78,866	$172,131
Weighted average number of shares outstanding:	269,634	–	269,364

	Six Months Ended
	September 30, 2012
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$1,263,818	$17,784	$1,281,602
Selling, general and administrative	757,198	21,905	735,293
Research and development	398,005	–	398,005
Earnings before provision for taxes	108,615	39,689	148,304
Provision for taxes	32,553	–	32,553
Earnings after provision for taxes	$76,062	$39,689	$115,751
Weighted average number of shares outstanding:	268,092	–	268,092

Forest Laboratories, Inc.
Reconciliation of GAAP EPS to Non-GAAP EPS
For the Three and Six Months Ended September 30, 2013 and 2012

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2013	2012	2013	2012

Reported Net income:	$69,987	$20,777	$93,265	$76,062
Specified items net of tax:
Amortization arising from business combinations and acquisitions of product rights
Recorded in Cost of sales	11,701	8,926	23,747	17,784
Recorded in Selling, general and administrative	14,913	10,966	28,937	21,905

Write-off of Nabriva note receivable	–	–	26,182	–

Impact of specified items on provision for income taxes	–	–	–	–

Adjusted Non-GAAP earnings:	$96,601	$40,669	$172,131	$115,751

Reported Diluted earnings per share:	$0.26	$0.08	$0.35	$0.28
Specified items net of tax:
Amortization arising from business combinations and
and acquisitions of product rights
Recorded in Cost of sales	0.04	0.03	0.09	0.07
Recorded in Selling, general and administrative	0.06	0.04	0.11	0.08

Write-off of Nabriva note receivable	–	–	0.10	–

Impact of specified items on provision for income taxes	–	–	–	–

Rounding	–	–	(0.01)	–
Adjusted Non-GAAP earnings per share	$0.36	$0.15	$0.64	$0.43

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2013	2012	2013	2012

Revenues:
Net sales	$811,429	$692,017	$1,608,282	$1,443,783
Contract revenue	36,025	54,277	67,943	120,112
Interest and other income	7,801	14,343	11,965	17,869
Net revenues	855,255	760,637	1,688,190	1,581,764

Costs and expenses:
Cost of sales	163,718	149,723	329,085	317,946
Selling, general and administrative	408,564	374,889	852,427	757,198
Research and development	191,358	202,839	376,782	398,005
	763,640	727,451	1,558,294	1,473,149

Income before income tax expense	91,615	33,186	129,896	108,615
Income tax expense	21,628	12,409	36,631	32,553
Net income	$69,987	$20,777	$93,265	$76,062

Net income per common share:

Basic	$0.26	$0.08	$0.35	$0.28
Diluted	$0.26	$0.08	$0.35	$0.28

Weighted average number of common
shares outstanding:

Basic	268,540	266,503	267,831	267,447
Diluted	270,825	267,169	269,634	268,092

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com.  Please log on to the website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until November 22, 2013 and also by dialing (800) 283-8183 (US or Canada) or +1 (402) 220-0867 (international), Conference ID: FRXQ214.

About Forest Laboratories and Its Products

Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal and pain management medicine. Forest’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.  Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
media.relations@frx.com